UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) May 18, 2004

PORTLAND GENERAL ELECTRIC COMPANY

(Exact name of registrant as specified in its charter)

Oregon	Commission File Number	93-0256820
(State or other jurisdiction of incorporation or organization)	1-5532-99	(I.R.S. Employer Identification No.)

121 SW Salmon Street, Portland, Oregon 97204

(Address of principal executive offices) (zip code)

Registrant's telephone number, including area code: (503) 464-8000

Item 5. Other Events

Enron Bankruptcy

Controlled Group Liability - Pension Plans

On June 2, 2004, the Pension Benefit Guaranty Corporation (PBGC) issued notices to Enron Corp. (Enron) and Enron Facility Services, Inc. (EFS), an Enron affiliate, stating that the PBGC had determined that the Enron Cash Balance Plan (Enron Plan), the Garden State Paper Pension Plan, the EFS Pension Plan, and the San Juan Gas Company Pension Plan (Pension Plans) should be terminated. On June 3, 2004, the PBGC filed a complaint (Complaint) in the District Court for the Southern District of Texas against Enron seeking an order (i) terminating the Pension Plans; (ii) appointing the PBGC the statutory trustee of the Pension Plans; (iii) requiring transfer to the PBGC of all records, assets or other property of the Pension Plans required to determine the benefits payable to the Pension Plans' participants; and (iv) establishing June 3, 2004 as the termination date of the Pension Plans.

The Portland General Electric Company (PGE, or the Company) pension plan (PGE Pension Plan) was not included in the above Complaint, nor was PGE issued a similar notice of determination regarding the PGE Pension Plan. The PBGC has taken no action to terminate the PGE Pension Plan.

Enron management has informed PGE management that Enron will continue to work with the PBGC and other affected parties to resolve any disagreements and allow Enron to continue the process of seeking standard termination of the Pension Plans as previously authorized by the Bankruptcy Court on January 30, 2004. If the parties cannot reach agreement and the PBGC pursues the Complaint, Enron may be precluded from funding and terminating the Pension Plans as previously authorized by the Bankruptcy Court until, if at all, after resolution of the Complaint.

Until the District Court authorizes the PBGC to terminate the Pension Plans and the PBGC makes a demand on PGE to pay some or all of any unfunded benefit liabilities under the Pension Plans, PGE has no liability for the unfunded benefit liabilities and no termination liens arise against any PGE property.

The PBGC has informed Enron that the PBGC has reduced the valuation for the unfunded benefit liability claims it has filed in the Enron bankruptcy cases for unfunded benefit liabilities of the Pension Plans from $424.1 million, including $352.3 million for the Enron Plan, to $284.7 million, including $203.5 million for the Enron Plan.

For further information, see "Enron Bankruptcy" in the Financial and Operating Outlook section of Item 2. - "Management's Discussion and Analysis of Financial Condition and Results of Operations" in PGE's Form 10-Q for the quarterly period ended March 31, 2004.

Complaint to Oregon Public Utility Commission

Income Taxes

On June 4, 2004, the Marion County, Oregon Circuit Court reversed the Oregon Public Utility Commission (OPUC) order (Order) dismissing a complaint by the Utility Reform Project and Linda K. Williams (Complainants) with respect to the amount PGE has collected in rates since 1997 for federal, state, and local income taxes. The OPUC had dismissed the complaint on July 9, 2003, and on September 22, 2003 denied the Complainants' request for reconsideration. The Complainants had appealed the OPUC Order on December 22, 2003 (Utility Reform Project v. Public Utility Commission of Oregon, Marion County Circuit Court Case No. 03C21227). In reversing the OPUC Order, the Court remanded the matter to the OPUC to proceed on Complainants' allegation that the amount included in rates for taxes was based on fraud and deceit. PGE will vigorously contest the allegations.

Proposed Hydro Generation Adjustment

On May 18, 2004, PGE filed a Hydro Generation Adjustment tariff and an Application for Deferral of Hydro Generation Variance Costs and Benefits with the OPUC to address the variability and unpredictability of hydroelectric resources. Under the proposed tariff, PGE will calculate each month the difference between actual hydro generation (from both its owned facilities and those with which the Company has purchase agreements, primarily Mid-Columbia projects) and hydro generation projected in the Company's annual Resource Valuation Mechanism filing with the OPUC. When the dollar value of this difference, based on the monthly average Mid-C index price, exceeds $2.5 million during the course of the calendar year, PGE will establish a balancing account to track the incremental cost or benefit. When the balance in the account exceeds $20 million, PGE will adjust its retail customer rates, effective on January 1, to recover or refund the balance over a three-year period.

PGE has requested OPUC consideration of the proposed tariff and, if approved, has requested that the tariff become effective on July 7, 2004.

Information Regarding Forward Looking Statements

This report includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and other statements which are other than statements of historical facts. Future events and actual results may differ materially from the results set forth in or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include, but are not limited to, changes in the cost of power and natural gas, political developments affecting federal and state regulatory agencies, and legal and regulatory proceedings and issues and developments with respect to the bankruptcy of Enron.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PORTLAND GENERAL ELECTRIC COMPANY
(Registrant)

June 10, 2004	By:	/s/ James J. Piro
James J. Piro Executive Vice President, Finance Chief Financial Officer and Treasurer

June 10, 2004	By:	/s/ Kirk M. Stevens
Kirk M. Stevens Controller and Assistant Treasurer